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Exhibit 10 (ii)

STATE OF NORTH CAROLINA	AMENDMENT TO
COUNTY OF MECKLENBURG	EMPLOYMENT AGREEMENT

        THIS AMENDMENT, made and entered into effective the 16th day of January 2003, by and between FAMILY DOLLAR STORES, INC., a Delaware corporation (hereinafter referred to as the "Company"); and R. David Alexander, Jr. (hereinafter referred to as the "Employee");

W I T N E S S E T H:

        WHEREAS, the Company and the Employee entered into an Employment Agreement dated August 25, 2000, as amended by Amendments to Employment Agreement dated September 2, 2001, and September 1, 2002, (hereinafter referred to as the "Agreement"); and

        WHEREAS, the Company and the Employee desire to amend the Agreement;

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Employee agree as follows:

          1.    Section 1.04 of the Agreement is amended by adding "Nevada" to the list of states constituting the "Present Territory."

          2.    The first sentence of Section 3 of the Agreement is deleted and the following sentence is substituted in lieu thereof:

            "3. Duties and Responsibilities. The Employee shall be employed as President and Chief Operating Officer of the Company and shall perform such reasonable duties and responsibilities as the Chairman of the Board of the Company or Board of Directors of the Company or the Executive Committee of the Board of Directors of the Company may, from time to time, assign to the Employee"

          3.    The first paragraph of Section 5.01 of the Agreement is deleted and the following paragraph is substituted in lieu thereof:

            "5.01 In consideration of the services to be rendered by the Employee pursuant to this Agreement, the Company shall pay, or cause to be paid, to the Employee a weekly base salary from January 16, 2003, to August 30, 2003, of $7,403.85 ($385,000.00 per annum)."

          4.    The following paragraph is added as Section 6A. of the Agreement:

            "6A. Target Bonus Plan. Notwithstanding any other provision of this Agreement, if the Company terminates this Agreement prior to the end of the term of this Agreement on August 30, 2003, for reasons other than for Cause, or if the Company and the Employee do not agree in writing before August 30, 2003, to extend the term of the Employee's employment by the Company beyond August 30, 2003, the Employee shall be entitled to receive as a severance payment an amount equal to the pro rata share of the bonus, or the full bonus,as the case may be, if any, under and subject to the terms and conditions of the Target Bonus Plan referred to in Section 5.02(a) based on fifty (50%) percent of the Employee's base salary actually received for the period from September 1, 2002, through the Termination Date, or through August 30, 2003, if the Employee's employment continues through that date. This payment is equal to the amount, if any, the Employee would have received following the end of the fiscal year ended August 30, 2003, if the Target Bonus Plan did not have a requirement that the Employee be employed by the Company at the time the bonus is customarily paid. Such payment shall be made to the Employee on or about November 15 following the end of said fiscal year."

          5.    All other terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in triplicate, all as of the day and year first above written.

FAMILY DOLLAR STORES, INC.
Attest:	By	/s/ HOWARD R. LEVINE Chairman of the Board
/s/ GEORGE R. MAHONEY, JR. Secretary
(Corporate Seal)
		/s/ R. DAVID ALEXANDER, JR. R. David Alexander, Jr.	(SEAL)
Witness:
/s/ ALICE R. BARRIER

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  Exhibit 10 (ii)